090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	**20130645342-80** Filing Date and Time **10/02/2013 8:00 AM** Entity Number **C13566-2002**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Mondial Ventures, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Fourth. Capital Stock. The total number of shares of Capital Stock shall be increased to 1,500,000,000 from 500,000,000. The authorized capital shall be divided into two classes: (a) 1,490,000,000 shares of Common Stock, par value $0.001 per share; and (b) 10,000,000 shares of Preferred Stock, par value $0.001 per share. All other provisions listed in the Fourth Article, as previously amended, for the Preferred Stock, available for its designations, rights, preferences, and manner of issuance by the Board of Directors remain the same.

The shares of capital stock may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors, in accordance with the law of the State of Nevada.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 56.35%

4. Effective date and time of filing: (optional) Date: October 2, 2013 Time: 12AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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